                                   EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-8142) pertaining to the Stock Option Plan of Publishers Equipment Corporation, and in the related Prospectus, of our report dated March 8, 2000, with respect to the financial statements and schedules of Publishers Equipment Corporation included in this Annual Report (Form 10-KSB) for the year ended December 31, 1999. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1999 or performed any auditing procedures subsequent to the date of our report.




                                                  ARTHUR ANDERSEN LLP


Tulsa, Oklahoma
   March 29, 2000